U.S. Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2005
STARTEK, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Garfield Street, Denver, Colorado 80206

(Address of principal executive offices; zip code)
(303) 399-2400

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into Material Definitive Agreement
On September 20, 2005, StarTek USA, Inc. (StarTek) and T-Mobile USA, Inc. (T-Mobile), entered into a Services Agreement and various Statements of Work (together, “the Agreements”). Pursuant to the Agreements, StarTek will provide various call center and customer care services . T-Mobile will pay StarTek fees based on usage and other customary fees for the services provided under the provisions of each of the Statements of Work.
The Agreements are effective as of September 20, 2005, and continue for one year. The Agreements automatically renew until August 1, 2007, unless either party provides written notice of the non-renewal to the other party at least ninety days prior to August 1, 2006. T-Mobile may terminate the Agreements upon giving at least 90 days prior written notice to StarTek, or by agreement of both parties. Either party may terminate the Agreements upon breach or force majeure. Upon expiration or termination of the Agreements, StarTek has agreed to effectuate an orderly transition of the business and will continue to provide services at a price and time frame that is mutually agreeable to both parties for a period of time not to exceed 120 days, unless termination is the result of a failure of T-Mobile to pay undisputed invoices for services performed by StarTek.
ITEM 1.02. Termination of a Material Definitive Agreement
Effective upon execution of the Agreements, the Amended and Restated Services Agreement, dated April 1, 2002, between StarTek and T-Mobile, including the Statements of Work thereunder, will be terminated.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.
Date: September 26, 2005	By:	/s/ Steven D. Butler
Steven D. Butler
President and Chief Executive Officer